Exhibit 99.1

GAMING AND LEISURE PROPERTIES, INC. APPOINTS CAROL LYNTON TO BOARD OF DIRECTORS

Brings Over 35 Years of Finance, Consumer and Real Estate Sector Experience to Board Role

Appointment Demonstrates Progress on Company’s Commitment to Expand and Diversify Viewpoints of the Board

WYOMISSING, PA - December 27, 2019 - Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) (“GLPI” or the “Company”), announced today that it has named Carol (“Lili”) Lynton to its board of directors as an independent member. The appointment follows Gaming and Leisure Properties’ disclosure in its April 30, 2019 Proxy Statement that the Nominating and Corporate Governance Committee of the Board was working with an executive search firm to identify and appoint a new member of the Board of Directors to diversify the board’s composition as it relates to gender, race, ethnicity and age diversity. The appointment of Ms. Lynton to the board of directors brings the total number of directors to seven, six of which are independent members.

Ms. Lynton is the co-founder and operating partner of The Dinex Group, which operates 17 Daniel Boulud branded restaurants. Prior to forming Dinex, she co-founded Telebank, an internet banking pioneer which was acquired by E*Trade in 1999. From 1987 through 1990, Ms. Lynton was an investment analyst at financial services company, Sanford C. Bernstein, and from 1983 through 1985 she was a mergers and acquisition analyst at Lehman Brothers. Since 1987, she has also served as Chief Investment Officer of HD American Trust, a family investment office formed in 1987, which invests actively across a broad range of asset classes. At HD American Trust Ms. Lynton is responsible for selection of asset managers, asset allocation, liquidity and leverage parameters with direct management responsibility for the firm’s venture capital and real estate portfolio.

Chief Executive Officer, Peter M. Carlino, commented “Lili brings valuable perspectives to our Board, driven by her extensive experience in the finance, real estate and consumer sectors and public company board background. Complementing our current directors, her background expands the diverse viewpoints of our board, which will continue executing our strategic growth plans and driving Gaming and Leisure Properties’ ongoing success and the further creation of shareholder value. The Company believes that board diversity is critical to thoroughly assess risk, anticipate challenges and scrutinize the complex, dynamic issues that affect or may affect GLPI and its shareholders and we look forward to benefiting from Lili’s deep range of experience and perspectives.”

Ms. Lynton is currently a Director of El Pollo Loco Holdings, Inc. and serves as a Trustee, Audit Committee Chair of CIM RACR (an SEC registered Interval Fund). She also serves on the Advisory Board, The Hamilton Project, a division of Brookings which develops proposals for a more equitable and robust U.S. economy; as Trustee, East Harlem Tutorial Program (afterschool service provider); East Harlem Scholars Academy (operates six charter schools); and, Trustee of the Guggenheim Foundation (awards 175 annual Guggenheim Fellowships).

Ms. Lynton is a graduate of Harvard College (1983) and Harvard Business School (1987).

GLPI’s view relating to diversity is more fully outlined in its Nominating and Corporate Governance Charter which can be found at http://www.glpropinc.com/AboutUs.

About Gaming and Leisure Properties
GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI expects to grow its portfolio by pursuing opportunities to acquire additional gaming facilities to lease to gaming operators. GLPI also intends to diversify its portfolio over time, including by acquiring properties outside the gaming industry to lease to third parties. GLPI elected to be taxed as a REIT for United States federal income tax purposes commencing with the 2014 taxable year and was the first gaming-focused REIT in North America.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, including our expectations regarding future acquisitions. Forward looking statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties.  Such forward-looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; the ability to receive, or delays in obtaining, the regulatory approvals required to own and/or operate its properties, or other delays or impediments to completing acquisitions or projects; GLPI's ability to maintain its status as a REIT; our ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to GLPI; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in GLPI’s Annual Report on Form 10-K for the year ended December 31, 2018, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur. All subsequent written and oral forward-looking statements attributable to GLPI or persons acting on GLPI’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. GLPI undertakes no obligation to publicly update or revise any forward-looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law.

Contact
Investor Relations - Gaming and Leisure Properties, Inc.

Steven T. Snyder	Joseph Jaffoni, Richard Land, James Leahy at JCIR

T: 610/378-8215	T: 212/835-8500

Email: investorinquiries@glpropinc.com	Email: glpi@jcir.com

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